Exhibit 1.01

General Electric Company
2020 Conflict Minerals Report
Introduction
General Electric Company (“GE” or the “Company”) has prepared this Conflict Minerals Report (“Report”) for the year ended December 31, 2020, as provided for in Rule 13p-1 of the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Conflict Minerals Rule”). GE manufactures a wide range of products that contain tin, tantalum, tungsten or gold (“3TG”) but GE does not purchase ore or unrefined 3TG from mines and generally is many steps removed in the supply chain from the mining of these minerals. We purchase materials from a wide network of suppliers and rely on them to assist with our reasonable country of origin inquiry regarding the 3TG that are necessary to the functionality or production of products we manufacture. After performing our reasonable country of origin inquiry and due diligence for 2020, we have reason to believe that a portion of the 3TG used in our products may have originated in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”) and may not be solely from recycled or scrap sources and we are therefore submitting this Report, which describes the due diligence we have performed pursuant to the Conflict Minerals Rule and our related processes and procedures.
This Report describes:
•the due diligence we performed for 2020, including the steps we took to mitigate the risk that 3TG in our products benefit armed groups;
•the products that we have reason to believe might contain 3TG originating from the Covered Countries; and
•information about the processing facilities and countries of origin of 3TG used in those products.
Reasonable Country of Origin Inquiry and Due Diligence Process
Design of GE’s due diligence measures
GE has adopted Conflict Minerals Guidelines (the “Guidelines”) outlining the design of our 3TG due diligence process, based on our broader ethical supply chain program. The Guidelines describe procedures that each GE business is expected to use to perform due diligence on the origin and sourcing of 3TG contained in products we manufacture. The Guidelines conform in material respects to the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas including, the Supplement on Tin, Tantalum, and Tungsten and the Supplement on Gold (Third Edition) (the “OECD Guidance”), and the Guidelines are periodically reviewed and updated with enhancements to the due diligence program.
This description of due diligence measures refers to measures performed by GE Corporate and by the GE businesses. In March 2020, we completed the sale of our BioPharma business to Danaher Corporation, and in July 2020, we completed the sale of our Lighting business to Savant Systems, Inc. This Report includes due diligence measures related to the legacy BioPharma business and the legacy Lighting business.

This description is presented pursuant to the organizational structure of the Five-Step Framework for Risk-Based Due Diligence in the Mineral Supply Chain contained in the OECD Guidance.
Step 1: Establish strong company management systems
A.Adopt and commit to a supply chain policy for minerals originating from conflict-affected and high-risk areas
The Guidelines contain the operative provisions of GE’s Responsible Mineral Sourcing Principles, which can be found on GE’s website, as well as the process for ensuring that risks are adequately managed. The Guidelines were created and disseminated by the Company’s 3TG Working Group (described below) and provide details for the execution of GE’s 3TG due diligence process, including guidance for situational decision making and escalation processes regarding supplier behavior. Additional GE policies that relate to the due diligence measures contained in the OECD Guidance are incorporated into GE’s code of conduct, The Spirit & The Letter, which can be found on GE’s website (for each of these materials, see “Where You Can Find Additional Information” below).
We do not seek to embargo the responsible sourcing of 3TG or other minerals from the Covered Countries or other conflict-affected and high-risk areas.
B.Structure internal management systems to support supply chain due diligence
3TG Working Group. The Company has established a 3TG Working Group, which includes representatives from GE Corporate and each of the GE businesses, with representation from functions such as engineering, supply chain management and legal. The 3TG Working Group meets regularly throughout the year, to discuss design and modification of the 3TG due diligence process (including potential enhancements to the due diligence program), share best practices among the businesses, and monitor progress of the 3TG due diligence process. The 3TG Working Group is also responsible for reviewing and implementing the Guidelines annually. In 2020, the 3TG Working Group took steps to strengthen engagement with suppliers and to further due diligence for cobalt sourcing.
GE Corporate. GE’s Global Law & Policy organization has oversight responsibility for GE’s Responsible Mineral Sourcing Principles, including the establishment of processes and procedures to carry out this statement.
GE businesses. Each GE business has:
•established a process to support 3TG due diligence of its supply chain;
•documented that process in a written business program; and
•assigned responsibility for the execution of the business program to specific personnel.
Internal reporting. For 2020, GE Corporate used the following 3TG due diligence reporting mechanisms:
•Reporting within GE businesses to leadership: Each GE business conducted one or more reviews of its 3TG due diligence program with senior management within its organization, covering supply chain risks and efforts to achieve supply chain transparency; and
•Communicating across GE businesses: The Company’s 3TG Working Group held regularly scheduled meetings throughout the year, with representation from functions such as engineering, supply chain management and legal.

C.Establish a system of controls and transparency over the 3TG supply chain
Identifying suppliers. Each GE business identified:
•Relevant Suppliers: suppliers that provide inputs to GE products that are known or are likely to contain 3TG through a process that is based on an examination of internal records such as bills of material or other product specifications, a qualitative review of sourcing records, or information provided by the supplier; and
•Significant Suppliers: those suppliers within the universe of Relevant Suppliers that are most significant to GE’s 3TG due diligence program, using criteria developed by each business, such as the amount of sourcing spend with the supplier.
Identifying smelters and refiners in the supply chain. Each GE business identified all smelters and refiners of 3TG that are first-tier suppliers to GE and used its best efforts to identify additional smelters and refiners by surveying Significant Suppliers, either directly or indirectly through an independent third-party supply chain expert, using the Responsible Minerals Initiative’s (“RMI”) Conflict Minerals Reporting Template (“CMRT”). The survey tools are designed to collect, manage and archive supplier information relevant for 3TG due diligence including, among other things, the identity of smelters or refiners (“SORs”) of 3TG in each supplier’s supply chain, as well as information concerning their related compliance efforts. Each GE business reviews Significant Supplier responses for completeness, accuracy and plausibility and follows up with Significant Suppliers whose survey responses are identified as having potentially incomplete or inaccurate information, in order to seek more complete information.
Conducting a reasonable country of origin inquiry (“RCOI”). In connection with our due diligence, we utilize and rely on information made available through the Responsible Minerals Assurance Process (“RMAP”) administered by RMI, concerning independent third-party audits of smelters and refiners to assess smelter and refiner due diligence and to identify countries of origin. Where the data showed that ores utilized by one or more of these smelters or refiners were potentially sourced from a Covered Country, GE concluded that there is reason to believe that 3TG from the Covered Countries may be present in the products for which such smelters or refiners were reported as potentially in the supply chain. Due to business confidentiality and other competitive concerns, as recognized by the OECD Guidance, the RMI does not publish detailed information on specific mines and location of origin of ores that supply the SORs subject to verification reviews. Consequently, no such information is provided in this Report. RMI’s efforts to determine such information is described on the RMI website (see “Where You Can Find Additional Information” below). In addition, certain Significant Suppliers provided CMRTs with mine or location of origin information, and that information was also included in our RCOI.
Records retention. We have a records retention policy providing for the maintenance on a computerized database of business records relating to 3TG due diligence, including records of due diligence processes, findings and resulting decisions, for at least five years.
D.Strengthen company engagement with suppliers
Regular communications. GE regularly communicates its expectations on responsible supply chains of 3TG by transmitting surveys and other communications from the sourcing organizations of the GE businesses to Significant Suppliers and other Relevant Suppliers. In addition, we encourage our suppliers to participate in training on GE’s 3TG due diligence program and other appropriate third-party training to enhance the accuracy and quality of the information that suppliers provide to us.

Contractual obligations. Each GE business has standard vendor terms and conditions that contractually obligate all suppliers to (1) adopt policies and establish systems to procure 3TG from sources that have been verified as conflict free; and (2) provide supporting data on their 3TG supply chains to GE when requested, on a platform to be designated by GE. These obligations are reflected in GE’s Integrity Guide for Suppliers, Contractors and Consultants (“Integrity Guide”), which can be found on GE’s website (see “Where You Can Find Additional Information” below). Purchase order and contract terms and conditions in use by GE businesses require suppliers to conform their behavior to the Integrity Guide, and generally provide GE with audit rights and the right to terminate the contract in the event of material non-compliance.
E.Establish a company-level grievance mechanism
Integrity Guide. The Integrity Guide provides multiple methods for suppliers and supplier personnel to raise concerns about matters that are subject to the Integrity Guide, including GE’s expectations of suppliers regarding 3TG due diligence.
Open reporting system. Each GE business also has an open reporting system through which employees and third parties may report concerns about policy violations, including concerns related to our 3TG policies. Concerns can be reported anonymously or for attribution through several channels, including any compliance resource (e.g. GE legal counsel or auditor), by calling the GE Corporate Ombuds line at (800) 227-5003, or by emailing the GE Ombudsperson at ombudsperson@corporate.ge.com. As an RMI member, we also recognize the RMI Grievance Mechanism as a mechanism for third parties to submit grievances concerning the 3TG supply chain.
No retaliation. Both the Integrity Guide and the open reporting system forbid retaliation against any person reporting an integrity concern.
Step 2: Identify and assess risks in the supply chain
A.Use best efforts to identify the smelters and refiners in the supply chain
During 2020, using the processes described above under “Establish a system of controls and transparency over the 3TG supply chain,” GE businesses identified 7,239 Relevant Suppliers (up from 6,935 in 2019), including 2,957 Significant Suppliers (up from 2,518 in 2019). These year-over-year changes are primarily the result of continuous improvement efforts for supplier selection. The businesses followed up with the Significant Suppliers that did not respond to the request within the specified time frame. The information was requested from each Significant Supplier multiple times by email and phone, to the extent the supplier continued to be non-responsive. Our Significant Suppliers, mostly reporting at a company level, identified 335 SORs that were potentially in their supply chains (versus 307 in 2019). See Table A below for a list of these SORs and a summary of their validation status under the RMAP.
B.Identify the scope of the risk assessment of the 3TG supply chain
Engaging with suppliers. GE’s 3TG supplier survey asks suppliers to identify smelters and refiners of 3TG in their supply chains. For Significant Suppliers that are identified as either not having a responsible 3TG sourcing policy or not implementing due diligence measures for conflict-free sourcing, we encourage those suppliers to implement such measures. We seek to engage all Significant Suppliers to encourage the smelters and refiners in their supply chains to become validated as Conformant (as defined below) by the RMAP or a similar program. In addition, in 2020, we conducted outreach, and through our independent third-party supply chain expert, we offered additional training to Significant Suppliers in the form of three webinar sessions, which had 364 attendees.
GE seeks to continuously improve 3TG due diligence efforts to reduce 3TG supply chain risk by encouraging suppliers to source from Conformant smelters and refiners. As a result, 71% of the smelters and refiners identified by our Significant Suppliers have been verified as Conformant (up from 35% in 2013, when we started our 3TG due diligence program).

Engaging with smelters and refiners. In addition to engaging with smelters and refiners through the RMAP, GE’s Healthcare business buys tungsten products directly from a smelter (the “first-tier smelter”). The Healthcare business periodically reviews the audit status of the first-tier smelter and encourages it to maintain RMI Conformant status. For all SORs who were identified as not Conformant and potentially in our supply chain, our independent third-party supply chain expert sent letters on our behalf, in September of 2020 and again in January of 2021, encouraging such SORs to participate in the RMAP or an equivalent cross-recognized assessment protocol. See “Devise and adopt a risk management plan” below for additional information on our engagement efforts.
C.Assess whether the smelters/refiners have carried out all elements of due diligence for responsible supply chains of 3TG from conflict-affected and high-risk areas
We review the smelter and refiner information provided by the Significant Suppliers against the Smelter Look-up tab list of the CMRT and to the extent that a SOR identified by a Significant Supplier is not on that list, we take additional steps to verify whether the listed entity is a SOR. Identified SORs were reviewed against the RMI’s list of Conformant and Active (as defined below) smelters and refiners. If a SOR identified by a Significant Supplier is not listed as Conformant, or equivalent by another RMI cross-recognized, independent third-party audit program, we consult publicly available information or through industry associations, we attempt to contact the SOR to attempt to determine whether that SOR has a responsible 3TG sourcing process.
D.Where necessary, carry out joint spot checks at the mineral smelter or refiner’s own facilities (including through participation in industry-driven programs)
First-tier suppliers. Each GE business is responsible for confirming that each of its first-tier suppliers that are smelters and refiners (if any):
•has a policy and procedures to eliminate sourcing of conflict-supporting 3TG;
•has been subject to an audit of the origin of their 3TG supplies conducted in accordance with OECD Guidance or has made a firm commitment to undergo such an audit as soon as it can be scheduled; and
•passes the audit as being conflict-free or, having failed the audit, has established and put into place a plan to correct process deficiencies.
Lower-tier (upstream) suppliers. In accordance with OECD Guidance, including its audit recommendations for downstream companies, GE implements upstream audits by participating in and cooperating with industry organizations. GE is a member of RMI and has, periodically, supported RMI through membership on various committees and working groups. As such, GE relies on RMI to conduct risk assessment at the upstream level. For each smelter identified in its supply chain at the first or lower tiers, each GE business assesses the information available from RMI and an independent third-party supply chain expert to determine whether there are any high-risk (as defined below) smelters or refiners and, if needed, develops a corrective action plan. We encourage removing any high-risk smelters from our supply chain.
Step 3: Design and implement a strategy to respond to identified risks
A.Report findings to designated senior management
See “Structure internal management systems to support supply chain due diligence” above for a description of GE’s 3TG due diligence internal reporting processes.

B.Devise and adopt a risk management plan
Each GE business compiles a report of 3TG risks identified in its supply chain for review by the GE business executive-level program owner to determine appropriate steps to mitigate risks identified during the 3TG due diligence process. In 2020, these steps focused on encouraging Significant Suppliers who identified high-risk SORs to remove them from their supply chains. A high-risk SOR is one for which there are credible reports that such SOR sources materials in a manner that directly or indirectly finances armed conflict. In addition, Significant Suppliers who identified high-risk SORs were invited to attend training webinars conducted by our independent third-party supply chain expert.
To the extent that identified SORs are not Conformant, we seek to exercise leverage over these SORs to become Conformant through our participation in and support of the RMI. We also utilize information provided by the RMI to its members to monitor smelter and refiner improvement. Our independent third-party supply chain expert sent letters on our behalf to all SORs identified as not Conformant and potentially in our supply chain, in September of 2020 and again in January of 2021, encouraging such SORs to participate in the RMAP or an equivalent cross-recognized assessment protocol. In addition, in 2020, the Aerospace Industries Association (AiA), of which GE is a member, developed an outreach letter reiterating the AiA’s support for the RMI and RMAP process, to assist with RMI’s outreach efforts to smelters and refiners.
Step 4: Carry out independent 3rd party audit of smelter/refiner’s due diligence practices
See “Where necessary, carry out joint spot checks at the mineral smelter or refiner’s own facilities (including through participation in industry-driven programs)” above for a discussion of how GE conducted risk assessment at the upstream level.
Step 5: Report annually on supply chain due diligence
We file this Report annually, and a copy of it is available at https://www.ge.com/sustainability/reports-hub.
RCOI and Due Diligence Results
GE manufactures a wide range of products that contain 3TG. For a description of the products manufactured by GE in 2020, see the products description for each of our industrial businesses on pages 9-17 of our 2020 Annual Report on Form 10-K, which you can find at https://www.ge.com/investor-relations/annual-report.
GE purchases materials from a wide network of suppliers so we necessarily rely on them to assist with our due diligence process. After performing an RCOI and due diligence for 2020, we have reason to believe that tungsten sourced from a first-tier smelter may be sourced from a Covered Country however that smelter was verified as Conformant by the RMI. Based on information RMI makes available to its members, we have reason to believe that some of the necessary 3TG in our products were sourced from Covered Countries. We have no knowledge that any of the necessary 3TG contained in our in-scope products directly or indirectly financed or benefitted armed groups in a Covered Country, but make no assertion that any of our products are “DRC conflict free.”
SORs Used to Process 3TG in GE Products
GE obtained information about the SORs used to process 3TG in our products through the due diligence measures described in this Report. Based on our due diligence for 2020, 71% of the smelters and refiners identified by our Significant Suppliers have been verified as Conformant (up from 35% in 2013, when we started our 3TG due diligence program). Our sole first-tier smelter for 2020, was verified as Conformant. Table A provides a list including the first-tier smelter as well as the SORs that GE’s Significant Suppliers identified as being present in their supply chains and that may have processed 3TG contained in in-scope GE products.
Countries of Origin of 3TG in GE Products
GE relies on information RMI makes available to its members to obtain information about the country of origin and mine or location of origin of 3TG. Table B below contains a list of known countries of origin of 3TG used by SORs that GE suppliers identified as potentially being present in their supply chains.

In addition, certain Significant Suppliers provided CMRTs with additional mine or location of origin information, and that information is marked with an asterisk in Table B, because it has not been verified by the RMI or an equivalent third-party. For 2020, most Significant Suppliers provided company level responses, which may include country of origin information for parts not sold to GE. Therefore, we are unable to determine whether any 3TG in GE products was actually sourced from the countries listed in Table B. For 2020, we were not able to determine the country of origin for the 3TG processed by any of the smelters or refiners listed as “Active” or “On Smelter Look-up Tab List Only.”
Future Risk Mitigation Efforts
2021 actions to improve due diligence and supplier engagement. GE intends to take the following steps in 2021 to improve 3TG due diligence and thereby mitigate the risk that 3TG contained in in-scope GE products may benefit armed groups:
•continue communication and training for suppliers and spread best practices learned during execution of the 3TG due diligence process in 2020 across the GE businesses to continue to work to improve the percentage of Significant Suppliers responding to GE’s supply chain surveys and the quality of their responses;
•continue to request that certain Significant Suppliers that provided company level information for 2020 provide product level information for 2021, through ongoing outreach with these Significant Suppliers;
•continue the identification of and communication with smelters and refiners in GE’s supply chain, both directly and indirectly through GE’s Significant Suppliers and upstream distributors, in order to continue to increase the number of smelters and refiners that participate in the RMAP;
•continue to participate in industry initiatives encouraging responsible supply chains, including initiatives to add cobalt, mica and other minerals to the scope; and
•as new Significant Suppliers are added, work with these suppliers to help ensure that they understand our compliance requirements, the requirements of the Conflict Minerals Rule and the OECD Guidance.

Annex A

Capitalized terms used and not otherwise defined in this Annex have the meanings set forth in the Conflict Minerals Report of which this Annex is a part.
Table A
(as of May 14, 2021)
Summary of Smelters and Refiners

	A. RMI Conformant Smelters & Refiners		B. RMI Active Smelters & Refiners		C. On Smelter Look-up Tab List Only Smelters & Refiners		Total
	2019	2020	2019	2020	2019	2020	2019	2020
Tantalum	38	37	0	1	0	0	38	38
Tin	47	54	1	12	10	13	58	79
Tungsten	43	38	5	5	4	3	52	46
Gold	107	108	1	6	51	58	159	172
Total	235	237	7	24	65	74	307	335

We note the following in connection with the information contained in the foregoing table:
(1)The smelters and refiners reflected in the table were first-tier smelters or were identified by our Significant Suppliers as potentially being part of our 2020 supply chain. However, not all of the included SORs may have processed the necessary 3TG contained in the in-scope products that we manufactured, since many Significant Suppliers reported to us at a “company level” the 3TG contained in all of their products, not just those in the products that they sold to us. Some Significant Suppliers also may have reported to us SORs that were not in our supply chain due to over-inclusiveness in the information received from their suppliers or for other reasons. In addition, the SORs reflected above may not be all of the SORs in our supply chain, since many Significant Suppliers were unable to identify all of the SORs used to process the necessary 3TG content contained in the in-scope products that we manufactured and not all of the Significant Suppliers responded to our inquiries.
(2)“Conformant” means that a smelter or refiner has successfully completed an assessment against the applicable RMAP standard or an equivalent cross-recognized assessment protocol. Included smelters and refiners were not necessarily Conformant for all or part of 2020 and may not continue to be Conformant for any future period.
(3)“Active” means that the smelter or refiner has committed to undergo an RMAP assessment, completed the relevant documents, and scheduled the on-site assessment. These may be in the pre-assessment, assessment, or corrective-action phases of the assessment.
(4)A smelter or refiner is listed as “On Smelter Look-up Tab List Only” if it was not Conformant or Active but appears on the Smelter Look-up tab of the CMRT.
(5)The compliance status information reflected in the table is based solely on information made available by the RMI to its members, without independent verification by us.

Status of Identified Smelters and Refiners for 2020
Metal	Smelter/Refiner Name	Smelter/Refiner Location	Status
Gold	8853 S.p.A.	Italy	Conformant
Gold	Advanced Chemical Company	United States of America	Conformant
Gold	Aida Chemical Industries Co., Ltd.	Japan	Conformant
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates	Conformant
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	Conformant
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	Conformant
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	Conformant
Gold	Argor-Heraeus S.A.	Switzerland	Conformant
Gold	Asahi Pretec Corp.	Japan	Conformant
Gold	Asahi Refining Canada Ltd.	Canada	Conformant
Gold	Asahi Refining USA Inc.	United States of America	Conformant
Gold	Asaka Riken Co., Ltd.	Japan	Conformant
Gold	AU Traders and Refiners	South Africa	Conformant
Gold	Aurubis AG	Germany	Conformant
Gold	Bangalore Refinery	India	Conformant
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	Conformant
Gold	Boliden AB	Sweden	Conformant
Gold	C. Hafner GmbH + Co. KG	Germany	Conformant
Gold	CCR Refinery - Glencore Canada Corporation	Canada	Conformant
Gold	Cendres + Metaux S.A.	Switzerland	Conformant
Gold	Chimet S.p.A.	Italy	Conformant
Gold	Chugai Mining	Japan	Conformant
Gold	DODUCO Contacts and Refining GmbH	Germany	Conformant
Gold	Dowa	Japan	Conformant
Gold	DSC (Do Sung Corporation)	Republic of Korea	Conformant
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	Conformant
Gold	Eco-System Recycling Co., Ltd. North Plant	Japan	Conformant
Gold	Eco-System Recycling Co., Ltd. West Plant	Japan	Conformant
Gold	Emirates Gold DMCC	United Arab Emirates	Conformant
Gold	Geib Refining Corporation	United States of America	Conformant
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	Conformant
Gold	Heimerle + Meule GmbH	Germany	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	China	Conformant
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	Conformant
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	Conformant
Gold	Istanbul Gold Refinery	Turkey	Conformant
Gold	Italpreziosi	Italy	Conformant
Gold	Japan Mint	Japan	Conformant
Gold	Jiangxi Copper Co., Ltd.	China	Conformant
Gold	JSC Novosibirsk Refinery	Russian Federation	Conformant
Gold	JSC Uralelectromed	Russian Federation	Conformant
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	Conformant
Gold	Kazzinc	Kazakhstan	Conformant
Gold	Kennecott Utah Copper LLC	United States of America	Conformant

Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	Conformant
Gold	Kojima Chemicals Co., Ltd.	Japan	Conformant
Gold	Korea Zinc Co., Ltd.	Republic of Korea	Conformant
Gold	Kyrgyzaltyn JSC	Kyrgyzstan	Conformant
Gold	L'Orfebre S.A.	Andorra	Conformant
Gold	LS-NIKKO Copper Inc.	Republic of Korea	Conformant
Gold	LT Metal Ltd.	Republic of Korea	Conformant
Gold	Marsam Metals	Brazil	Conformant
Gold	Materion	United States of America	Conformant
Gold	Matsuda Sangyo Co., Ltd.	Japan	Conformant
Gold	Metal Concentrators SA (Pty) Ltd.	South Africa	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	China	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	Conformant
Gold	Metalor Technologies (Suzhou) Ltd.	China	Conformant
Gold	Metalor Technologies S.A.	Switzerland	Conformant
Gold	Metalor USA Refining Corporation	United States of America	Conformant
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	Conformant
Gold	Mitsubishi Materials Corporation	Japan	Conformant
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	Conformant
Gold	MMTC-PAMP India Pvt., Ltd.	India	Conformant
Gold	Moscow Special Alloys Processing Plant	Russian Federation	Conformant
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	Conformant
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	Conformant
Gold	Nihon Material Co., Ltd.	Japan	Conformant
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	Conformant
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	Conformant
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation	Conformant
Gold	PAMP S.A.	Switzerland	Conformant
Gold	Planta Recuperadora de Metales SpA	Chile	Conformant
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	Conformant
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	Conformant
Gold	PX Precinox S.A.	Switzerland	Conformant
Gold	Rand Refinery (Pty) Ltd.	South Africa	Conformant
Gold	REMONDIS PMR B.V.	Netherlands	Conformant
Gold	Royal Canadian Mint	Canada	Conformant
Gold	SAAMP	France	Conformant
Gold	Safimet S.p.A	Italy	Conformant
Gold	SAFINA A.S.	Czechia	Conformant
Gold	Samduck Precious Metals	Republic of Korea	Conformant
Gold	SAXONIA Edelmetalle GmbH	Germany	Conformant
Gold	SEMPSA Joyeria Plateria S.A.	Spain	Conformant
Gold	Shandong Gold Smelting Co., Ltd.	China	Conformant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	Conformant
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	Conformant
Gold	Singway Technology Co., Ltd.	Taiwan, Province of China	Conformant
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	Conformant

Gold	Solar Applied Materials Technology Corp.	Taiwan, Province of China	Conformant
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	Conformant
Gold	SungEel HiMetal Co., Ltd.	Republic of Korea	Conformant
Gold	T.C.A S.p.A	Italy	Conformant
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	Conformant
Gold	Tokuriki Honten Co., Ltd.	Japan	Conformant
Gold	TOO Tau-Ken-Altyn	Kazakhstan	Conformant
Gold	Torecom	Republic of Korea	Conformant
Gold	TSK Pretech	Republic of Korea	Conformant
Gold	Umicore Precious Metals Thailand	Thailand	Conformant
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	Conformant
Gold	United Precious Metal Refining, Inc.	United States of America	Conformant
Gold	Valcambi S.A.	Switzerland	Conformant
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	Conformant
Gold	WIELAND Edelmetalle GmbH	Germany	Conformant
Gold	Yamakin Co., Ltd.	Japan	Conformant
Gold	Yokohama Metal Co., Ltd.	Japan	Conformant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	Conformant
Tantalum	AMG Brasil	Brazil	Conformant
Tantalum	Asaka Riken Co., Ltd.	Japan	Conformant
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China	Conformant
Tantalum	D Block Metals, LLC	United States of America	Conformant
Tantalum	Exotech Inc.	United States of America	Conformant
Tantalum	F&X Electro-Materials Ltd.	China	Conformant
Tantalum	FIR Metals & Resource Ltd.	China	Conformant
Tantalum	Global Advanced Metals Aizu	Japan	Conformant
Tantalum	Global Advanced Metals Boyertown	United States of America	Conformant
Tantalum	H.C. Starck Hermsdorf GmbH	Germany	Conformant
Tantalum	H.C. Starck Inc.	United States of America	Conformant
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	Conformant
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	Conformant
Tantalum	Jiangxi Tuohong New Raw Material	China	Conformant
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	Conformant
Tantalum	Jiujiang Tanbre Co., Ltd.	China	Conformant
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	Conformant
Tantalum	KEMET de Mexico	Mexico	Conformant
Tantalum	Meta Materials	Republic of North Macedonia	Conformant
Tantalum	Metallurgical Products India Pvt., Ltd.	India	Conformant
Tantalum	Mineracao Taboca S.A.	Brazil	Conformant
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	Conformant
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	Conformant
Tantalum	NPM Silmet AS	Estonia	Conformant
Tantalum	QuantumClean	United States of America	Conformant
Tantalum	Resind Industria e Comercio Ltda.	Brazil	Conformant
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	Conformant
Tantalum	Taki Chemical Co., Ltd.	Japan	Conformant
Tantalum	TANIOBIS Co., Ltd.	Thailand	Conformant
Tantalum	TANIOBIS GmbH	Germany	Conformant

Tantalum	TANIOBIS Japan Co., Ltd.	Japan	Conformant
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany	Conformant
Tantalum	Telex Metals	United States of America	Conformant
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	Conformant
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China	Conformant
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	Conformant
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	Conformant
Tin	Alpha	United States of America	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	Conformant
Tin	China Tin Group Co., Ltd.	China	Conformant
Tin	Dowa	Japan	Conformant
Tin	EM Vinto	Plurinational State of Bolivia	Conformant
Tin	Fenix Metals	Poland	Conformant
Tin	Gejiu Fengming Metallurgy Chemical Plant	China	Conformant
Tin	Gejiu Kai Meng Industry and Trade LLC	China	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Conformant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	Conformant
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	Conformant
Tin	HuiChang Hill Tin Industry Co., Ltd.	China	Conformant
Tin	Jiangxi New Nanshan Technology Ltd.	China	Conformant
Tin	Luna Smelter, Ltd.	Rwanda	Conformant
Tin	Ma'anshan Weitai Tin Co., Ltd.	China	Conformant
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	Conformant
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	Conformant
Tin	Melt Metais e Ligas S.A.	Brazil	Conformant
Tin	Metallic Resources, Inc.	United States of America	Conformant
Tin	Metallo Belgium N.V.	Belgium	Conformant
Tin	Metallo Spain S.L.U.	Spain	Conformant
Tin	Mineracao Taboca S.A.	Brazil	Conformant
Tin	Minsur	Peru	Conformant
Tin	Mitsubishi Materials Corporation	Japan	Conformant
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	Conformant
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	Conformant
Tin	Operaciones Metalurgicas S.A.	Plurinational State of Bolivia	Conformant
Tin	PT Artha Cipta Langgeng	Indonesia	Conformant
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	Conformant
Tin	PT Babel Inti Perkasa	Indonesia	Conformant
Tin	PT Babel Surya Alam Lestari	Indonesia	Conformant
Tin	PT Bangka Serumpun	Indonesia	Conformant
Tin	PT Menara Cipta Mulia	Indonesia	Conformant
Tin	PT Mitra Stania Prima	Indonesia	Conformant
Tin	PT Prima Timah Utama	Indonesia	Conformant
Tin	PT Rajawali Rimba Perkasa	Indonesia	Conformant
Tin	PT Rajehan Ariq	Indonesia	Conformant
Tin	PT Refined Bangka Tin	Indonesia	Conformant
Tin	PT Stanindo Inti Perkasa	Indonesia	Conformant

Tin	PT Timah Tbk Kundur	Indonesia	Conformant
Tin	PT Timah Tbk Mentok	Indonesia	Conformant
Tin	PT Tinindo Inter Nusa	Indonesia	Conformant
Tin	Resind Industria e Comercio Ltda.	Brazil	Conformant
Tin	Rui Da Hung	Taiwan	Conformant
Tin	Soft Metais Ltda.	Brazil	Conformant
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Viet Nam	Conformant
Tin	Thaisarco	Thailand	Conformant
Tin	Tin Technology & Refining	United States of America	Conformant
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	Conformant
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	Conformant
Tin	Yunnan Tin Company Limited	China	Conformant
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China	Conformant
Tungsten	A.L.M.T. Corp.	Japan	Conformant
Tungsten	ACL Metais Eireli	Brazil	Conformant
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	Conformant
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China	Conformant
Tungsten	China Molybdenum Tungsten Co., Ltd.	China	Conformant
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	Conformant
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	China	Conformant
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China	Conformant
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	Conformant
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	Conformant
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	Conformant
Tungsten	Global Tungsten & Powders Corp.	United States of America	Conformant
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	Conformant
Tungsten	H.C. Starck Tungsten GmbH	Germany	Conformant
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	Conformant
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	Conformant
Tungsten	Hydrometallurg, JSC	Russian Federation	Conformant
Tungsten	Japan New Metals Co., Ltd.	Japan	Conformant
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	Conformant
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	Conformant
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	Conformant
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	Conformant
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	Conformant
Tungsten	Kennametal Fallon	United States of America	Conformant
Tungsten	Kennametal Huntsville	United States of America	Conformant
Tungsten	KGETS Co., Ltd.	Republic of Korea	Conformant
Tungsten	Lianyou Metals Co., Ltd.	Taiwan	Conformant
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	Conformant
Tungsten	Masan High-Tech Materials	Viet Nam	Conformant
Tungsten	Moliren Ltd.	Russian Federation	Conformant
Tungsten	Niagara Refining LLC	United States of America	Conformant
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines	Conformant
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany	Conformant
Tungsten	Unecha Refractory metals plant	Russian Federation	Conformant

Tungsten	Wolfram Bergbau und Hutten AG	Austria	Conformant
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	Conformant
Tungsten	Xiamen Tungsten Co., Ltd.	China	Conformant
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China	Conformant
Gold	Alexy Metals	United States of America	Active
Gold	Augmont Enterprises Private Limited	India	Active
Gold	C.I Metales Procesados Industriales SAS	Colombia	Active
Gold	Heraeus Germany GmbH Co. KG	Germany	Active
Gold	International Precious Metal Refiners	United Arab Emirates	Active
Gold	Metallix Refining Inc.	United States of America	Active
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.	China	Active
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda	Brazil	Active
Tin	CRM Synergies	Spain	Active
Tin	CV Ayi Jaya	Indonesia	Active
Tin	CV Venus Inti Perkasa	Indonesia	Active
Tin	Estanho de Rondonia S.A.	Brazil	Active
Tin	Novosibirsk Processing Plant Ltd.	Russian Federation	Active
Tin	PT Aries Kencana Sejahtera	Indonesia	Active
Tin	PT Bukit Timah	Indonesia	Active
Tin	PT Lautan Harmonis Sejahtera	Indonesia	Active
Tin	PT Sukses Inti Makmur	Indonesia	Active
Tin	PT Timah Nusantara	Indonesia	Active
Tin	Super Ligas	Brazil	Active
Tungsten	Albasteel Industria e Comercio de Ligas Para Fundicao Ltd.	Brazil	Active
Tungsten	Cronimet Brasil Ltda	Brazil	Active
Tungsten	Jingmen Dewei GEM Tungsten Resources Recycling Co., Ltd.	China	Active
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	Russian Federation	Active
Tungsten	NPP Tyazhmetprom LLC	Russian Federation	Active
Gold	Abington Reldan Metals, LLC	United States of America	On Smelter Look-up Tab List Only
Gold	African Gold Refinery	Uganda	On Smelter Look-up Tab List Only
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Turkey	On Smelter Look-up Tab List Only
Gold	Caridad	Mexico	On Smelter Look-up Tab List Only
Gold	CGR Metalloys Pvt Ltd.	India	On Smelter Look-up Tab List Only
Gold	Daye Non-Ferrous Metals Mining Ltd.	China	On Smelter Look-up Tab List Only
Gold	Degussa Sonne / Mond Goldhandel GmbH	Germany	On Smelter Look-up Tab List Only
Gold	Dijllah Gold Refinery FZC	United Arab Emirates	On Smelter Look-up Tab List Only
Gold	Emerald Jewel Industry India Limited (Unit 1)	India	On Smelter Look-up Tab List Only
Gold	Emerald Jewel Industry India Limited (Unit 2)	India	On Smelter Look-up Tab List Only
Gold	Emerald Jewel Industry India Limited (Unit 3)	India	On Smelter Look-up Tab List Only
Gold	Emerald Jewel Industry India Limited (Unit 4)	India	On Smelter Look-up Tab List Only
Gold	Fidelity Printers and Refiners Ltd.	Zimbabwe	On Smelter Look-up Tab List Only
Gold	Fujairah Gold FZC	United Arab Emirates	On Smelter Look-up Tab List Only
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	India	On Smelter Look-up Tab List Only
Gold	Gold Coast Refinery	Ghana	On Smelter Look-up Tab List Only

Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China	On Smelter Look-up Tab List Only
Gold	Guangdong Jinding Gold Limited	China	On Smelter Look-up Tab List Only
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	China	On Smelter Look-up Tab List Only
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	China	On Smelter Look-up Tab List Only
Gold	Hunan Chenzhou Mining Co., Ltd.	China	On Smelter Look-up Tab List Only
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	China	On Smelter Look-up Tab List Only
Gold	HwaSeong CJ CO., LTD.	Republic of Korea	On Smelter Look-up Tab List Only
Gold	Industrial Refining Company	Belgium	On Smelter Look-up Tab List Only
Gold	JALAN & Company	India	On Smelter Look-up Tab List Only
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Russian Federation	On Smelter Look-up Tab List Only
Gold	K.A. Rasmussen	Norway	On Smelter Look-up Tab List Only
Gold	Kaloti Precious Metals	United Arab Emirates	On Smelter Look-up Tab List Only
Gold	Kazakhmys Smelting LLC	Kazakhstan	On Smelter Look-up Tab List Only
Gold	Kundan Care Products Ltd.	India	On Smelter Look-up Tab List Only
Gold	Kyshtym Copper-Electrolytic Plant ZAO	Russian Federation	On Smelter Look-up Tab List Only
Gold	L'azurde Company For Jewelry	Saudi Arabia	On Smelter Look-up Tab List Only
Gold	Lingbao Gold Co., Ltd.	China	On Smelter Look-up Tab List Only
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	China	On Smelter Look-up Tab List Only
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	China	On Smelter Look-up Tab List Only
Gold	MD Overseas	India	On Smelter Look-up Tab List Only
Gold	Modeltech Sdn Bhd	Malaysia	On Smelter Look-up Tab List Only
Gold	Morris and Watson	New Zealand	On Smelter Look-up Tab List Only
Gold	NH Recytech Company	Republic of Korea	On Smelter Look-up Tab List Only
Gold	Pease & Curren	United States of America	On Smelter Look-up Tab List Only
Gold	Penglai Penggang Gold Industry Co., Ltd.	China	On Smelter Look-up Tab List Only
Gold	QG Refining, LLC	United States of America	On Smelter Look-up Tab List Only
Gold	Refinery of Seemine Gold Co., Ltd.	China	On Smelter Look-up Tab List Only
Gold	Sabin Metal Corp.	United States of America	On Smelter Look-up Tab List Only
Gold	Sai Refinery	India	On Smelter Look-up Tab List Only
Gold	Samwon Metals Corp.	Republic of Korea	On Smelter Look-up Tab List Only
Gold	Sancus ZFS (L’Orfebre, SA)	Colombia	On Smelter Look-up Tab List Only
Gold	Sellem Industries Ltd.	Mauritania	On Smelter Look-up Tab List Only
Gold	Shandong Humon Smelting Co., Ltd.	China	On Smelter Look-up Tab List Only
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	China	On Smelter Look-up Tab List Only
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.	China	On Smelter Look-up Tab List Only
Gold	Shirpur Gold Refinery Ltd.	India	On Smelter Look-up Tab List Only
Gold	Sovereign Metals	India	On Smelter Look-up Tab List Only
Gold	State Research Institute Center for Physical Sciences and Technology	Lithuania	On Smelter Look-up Tab List Only
Gold	Sudan Gold Refinery	Sudan	On Smelter Look-up Tab List Only
Gold	Super Dragon Technology Co., Ltd.	Taiwan	On Smelter Look-up Tab List Only
Gold	Tongling Nonferrous Metals Group Co., Ltd.	China	On Smelter Look-up Tab List Only
Gold	Yunnan Copper Industry Co., Ltd.	China	On Smelter Look-up Tab List Only
Tin	An Vinh Joint Stock Mineral Processing Company	Viet Nam	On Smelter Look-up Tab List Only
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	China	On Smelter Look-up Tab List Only
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	Viet Nam	On Smelter Look-up Tab List Only

Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	China	On Smelter Look-up Tab List Only
Tin	Modeltech Sdn Bhd	Malaysia	On Smelter Look-up Tab List Only
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	Viet Nam	On Smelter Look-up Tab List Only
Tin	Pongpipat Company Limited	Myanmar	On Smelter Look-up Tab List Only
Tin	Precious Minerals and Smelting Limited	India	On Smelter Look-up Tab List Only
Tin	PT Cipta Persada Mulia	Indonesia	On Smelter Look-up Tab List Only
Tin	PT Masbro Alam Stania	Indonesia	On Smelter Look-up Tab List Only
Tin	PT Mitra Sukses Globalindo	Indonesia	On Smelter Look-up Tab List Only
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	Viet Nam	On Smelter Look-up Tab List Only
Tin	VQB Mineral and Trading Group JSC	Viet Nam	On Smelter Look-up Tab List Only
Tungsten	Artek LLC	Russian Federation	On Smelter Look-up Tab List Only
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	China	On Smelter Look-up Tab List Only
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	China	On Smelter Look-up Tab List Only

Table B
(as of May 14, 2021)

Gold	Tantalum	Tin	Tungsten
Argentina	Australia	Australia	Australia
Australia	Bolivia	Bermuda*	Austria
Azerbaijan	Brazil	Brazil	Bolivia
Benin	Burundi	Burundi	Brazil
Bolivia	China	Cambodia*	Burundi
Botswana	Colombia	Central African Republic*	China
Brazil	Democratic Republic of the Congo	China	Colombia
Burkina Faso	Ethiopia	Colombia	Democratic Republic of the Congo
Cambodia*	France	Congo*	Kazakhstan
Canada	Germany	Democratic Republic of the Congo	Malaysia
Central African Republic*	India	Djibouti*	Mexico
Chile	Madagascar	Indonesia	Mongolia
China	Malaysia	Laos	Myanmar
Colombia	Mozambique	Malaysia	Nigeria
Democratic Republic of the Congo	Myanmar	Mongolia	Peru
Costa Rica	Namibia	Myanmar	Portugal
Cote d'Ivoire	Nigeria	Nigeria	Russian Federation
Cuba	Russian Federation	Peru	Rwanda
Cyprus	Rwanda	Portugal	Spain
Djibouti*	Sierra Leone	Russian Federation	Thailand
Ecuador	Spain	Rwanda	Uganda
Egypt	Thailand	South Sudan*	United Kingdom
Eritrea	Uganda	Spain	United States of America
Ethiopia	Zimbabwe	Taiwan	Uzbekistan
Fiji		Thailand	Vietnam
Finland		Uganda	Zimbabwe
French Guiana		United Kingdom
Georgia		United States of America
Ghana		Venezuela
Guatemala		Vietnam
Guinea
Guyana
Honduras
Indonesia
Iran
Ivory Coast
Japan
Kazakhstan

Kenya
Laos
Liberia
Malaysia
Mali
Mauritania
Mexico
Mongolia
Morocco
Mozambique
Namibia
Netherlands
New Zealand
Nicaragua
Niger
Papua New Guinea
Peru
Philippines
Puerto Rico
Russian Federation
Rwanda
Saudi Arabia
Senegal
Serbia
Sierra Leone
Slovakia
Solomon Islands
South Africa
South Sudan*
Spain
Suriname
Swaziland
Sweden
Tajikistan
Tanzania
Turkey
Uganda
United Kingdom
United States of America
Uruguay
Zambia
Zimbabwe
Known countries of origin which sourced from recycled or scrap sources: Andorra, Angola, Armenia, Bahamas, Bangladesh, Belarus, Belgium, Brunei, Bulgaria, Cameroon, Cayman Islands, Croatia, Czechia, Denmark, Dominican

Republic, El Salvador, Estonia, Gabon, Gambia, The, Greece, Hong Kong, Hungary, Iceland, Ireland, Israel, Italy, Jordan, Republic of Korea, Kuwait, Kyrgyzstan, Latvia, Lebanon, Libya, Liechtenstein, Lithuania, Luxembourg, Macau, Malta, Mauritius, Monaco, New Caledonia, Norway, Pakistan, Panama, Paraguay, Poland, Qatar, Romania, San Marino, Senegal, Singapore, Slovenia, South Korea, St Vincent and Grenadines, Sudan, Switzerland, Togo, Trinidad and Tobago, Tunisia, Ukraine, United Arab Emirates, and Yemen.
* additional mine or location of origin information provided directly by Significant Suppliers, which has not been verified by the RMI or an equivalent third-party.

Helpful Resources
Acronyms Used in This Report

3TG	Tin, Tantalum, Tungsten or Gold
CMRT	Conflict Minerals Reporting Template
DRC	Democratic Republic of the Congo
OECD	Organization for Economic Cooperation and Development
RMAP	Responsible Minerals Assurance Process
RMI	Responsible Minerals Initiative
SORs	Smelters or Refiners
Forward-Looking Statements
This Report contains "forward-looking statements" – that is, statements related to future events that by their nature address matters that are, to different degrees, uncertain. For details on the uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see https://www.ge.com/investor-relations/important-forward-looking-statement-information as well as our annual reports on Form 10-K and quarterly reports on Form 10-Q. We do not undertake to update our forward-looking statements.
Where You Can Find Additional Information*
GE’s Responsible Mineral Sourcing Principles
https://www.ge.com/sustainability/reports-hub
GE’s Statement on Ethical Supply Chain
https://www.ge.com/sustainability/reports-hub
GE’s Integrity Guide for Suppliers, Contractors and Consultants
www.gesupplier.com/html/SuppliersIntegrityGuide.htm
GE’s Code of Conduct: The Spirit & The Letter
https://www.ge.com/snl
Responsible Minerals Initiative
http://www.responsiblemineralsinitiative.org
OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas
www.oecd.org/daf/inv/mne/OECD-Due-Diligence-Guidance-Minerals-Edition3.pdf
GE’s 2020 Annual Report on Form 10-K
https://www.ge.com/investor-relations/annual-report
*These web links are provided for convenience only, and the content on the referenced websites does not constitute a part of this Report.
GE and the GE logo are trademarks and service marks of General Electric Company. Other marks used throughout are trademarks and service marks of their respective owners.